Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

PhotoMedex, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-58450, 333-72580, 333-91926 and 333-106605) on Form S-3, in the registration statement (No. 333-100609) on Form S-4, and in the registration statement (No. 333-30298) on Form S-8 of PhotoMedex, Inc. of our report dated February 18, 2004, except with respect to the third paragraph of note 8, as to which the date is March 10, 2004, with respect to the consolidated balance sheets of PhotoMedex, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of PhotoMedex, Inc.

Our report refers to our audit of the adjustments that were applied to revise the 2001 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 12, 2004